Exhibit 3.1

AMENDMENT NO. 1

TO THE BYLAWS

OF GAMESQUARE HOLDINGS, INC.

The Bylaws (“Bylaws”) of GameSquare Holdings, Inc. (the “Corporation”), are hereby amended as follows, effective April 10, 2026:

1.	Section 1.5 of the Bylaws of the Corporation is hereby amended and restated in its entirety to read as follows:

“1.5 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, at each meeting of stockholders, the presence in person or by proxy of the holders of shares of stock having not less than one-third (1/3) of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. Where a separate vote by a class or series or classes or series is required, not less than one-third (1/3) of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the Certificate of Incorporation or these bylaws. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, in the manner provided in Section 1.6 of these bylaws, until a quorum is present or represented.”

2.	Except as specifically amended herein, the Bylaws shall remain unchanged and in full force and effect.

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The undersigned hereby certifies that he is the duly elected or appointed, qualified, and acting Secretary of GameSquare Holdings, Inc., a Delaware corporation, and that the foregoing Amendment to the Bylaws constitutes the entire amendment to the Bylaws, as duly adopted by the Board of Directors on April 10, 2026.

/s/ John Wilk
Name:	John Wilk
Title:	Secretary